FOR IMMEDIATE RELEASE	CONTACT:	Thomas Plotts
February 1, 2010		Interim CFO
IR@atrinsic.com
212-273-1141

Jeffrey Schwartz Appointed CEO of Atrinsic

NEW YORK— (February 1, 2010) (BUSINESS WIRE)—Atrinsic (NASDAQ: ATRN - News), a leading Internet marketing company, announced today that Jeffrey Schwartz has been appointed to the position of Chief Executive Officer. Mr. Schwartz, who has been on the Atrinsic Board of Directors since 2008 and has acted as Interim CEO since October 2009, will remain on the Company’s Board of Directors.

Jeffrey Schwartz brings many years of digital media and public company experience to Atrinsic. He was formerly president and CEO of Autoweb and Autobytel, both Nasdaq listed companies, and is widely recognized as an innovator in digital media and performance marketing. Mr. Schwartz formerly held various executive positions at The Walt Disney Company.  Mr. Schwartz also serves on the Board of Directors of U.S. Auto Parts Network. He holds a bachelors, masters, and doctorate from the University of Southern California.

Jerome Chazen, Chairman of the Board of Atrinsic, noted, “We are fortunate to have somebody of Jeffrey’s leadership and experience at Atrinsic.  During his time as Interim CEO, he has already begun to focus the company and lay the groundwork for growth and profitability.”

Jeffrey Schwartz noted, “Atrinsic has many important assets, including its human capital, and I look forward to working with all the stakeholders to return the Company to growth and profitability.  Having spent the last few months at Atrinsic, I am confident that the Company can achieve measurable near-term results.  I am also confident that our position in key market sectors, including performance marketing, mobile and music, positions the Company for the future.”

About Atrinsic
Atrinsic, Inc. is a leading Internet marketing company. Atrinsic is organized as a single segment with two principal offerings: (1) transactional services - offering full service online marketing and distribution services which are targeted and measurable online campaigns and programs for marketing partners, corporate advertisers, or their agencies, generating qualified customer leads, online responses and activities, or increased brand recognition; and (2) subscription services - offering our portfolio of subscription based content applications direct to consumers working with wireless carriers and other distributors.
Atrinsic brings together the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies, creating a fully integrated multi platform vehicle for the advanced generation of qualified leads monetized by the sale and distribution of subscription content, brand-based distribution and pay-for-performance advertising.

Forward Looking Statements
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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